Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS NOVEMBER SALES RESULTS

AND ANNOUNCES PLANS FOR A SPECIAL CASH DIVIDEND OF $7.00 PER

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ISSAQUAH, Wash., November 28, 2012 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today reported net sales of $8.15 billion for the month of November, the four weeks ended November 25, 2012, an increase of nine percent from $7.51 billion during the similar four-week period last year.

For the first fiscal quarter (12 weeks) of its 2013 fiscal year (from September 3 through November 25, 2012), the Company reported net sales of $23.21 billion, an increase of ten percent from $21.18 billion in the first fiscal quarter of 2012.

Comparable sales for the four-week and twelve-week periods ended November 25, 2012, were as follows:

	4 Weeks	12 Weeks
U.S.	6%	7%
International	7%	9%
Total Company	6%	7%

Inflation in gasoline prices, as well as stronger foreign currencies, had a positive impact on comparable sales for both periods. Excluding these effects, comparable sales were as follows:

	4 Weeks	12 Weeks
U.S.	6%	6%
International	5%	7%
Total Company	5%	6%

Additional discussion of these sales results is available in a pre-recorded telephone message. The recording can be accessed by dialing 1-855-859-2056 (conference ID 28780249). This message will be available today through 5:00 p.m. (PT) on Friday, November 30, 2012.

The Company also announced today that its Board of Directors has declared a special cash dividend on Costco common stock of $7.00 per share, payable December 18, 2012, to shareholders of record as of the close of business on December 10, 2012. The aggregate amount of payment to be made in connection with this special dividend will be approximately $3.0 billion.

The special dividend is in addition to the Company’s regular quarterly cash dividend of $.275 per share that was declared on October 30, 2012. The regular quarterly dividend will be paid November 30, 2012, to shareholders of record at the close of business on November 16, 2012.

Richard Galanti, Executive Vice President and Chief Financial Officer, commented: “Today’s announcement of a $7.00 special dividend, to be paid before the end of the calendar year, is our latest effort in returning capital to our shareholders while maintaining our conservative capital structure. Our strong balance sheet and favorable access to the credit markets allow us to provide shareholders with this dividend, while also preserving financial and operational flexibility to grow our business globally; allowing for ongoing dividend and share repurchase activities; and enhancing the value of the Costco membership to the more than 67 million Costco cardholders throughout the world.”

A conference call to discuss the planned special dividend is scheduled for 1:30 p.m. (PT) today, November 28, 2012, and is available by dialing 1-800-399-8203 (conference ID 75115333) or via a webcast on www.costco.com (click on Investor Relations and “Play webcast”).

The Company plans to release its operating results for the first quarter (12 weeks) of its 2013 fiscal year ended November 25, 2012 on Wednesday, December 12, 2012. A conference call to discuss these results is scheduled for 7:00 a.m. (PT) that day and will be available via webcast on www.costco.com (click on Investor Relations and “Play webcast”).

Costco currently operates 618 warehouses, including 447 in the United States and Puerto Rico, 84 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, nine in Taiwan, eight in Korea and three in Australia. The Company plans to open four additional warehouses prior to the end of calendar year 2012. Costco also operates electronic commerce web sites, at www.costco.com (U.S.), www.costco.ca (Canada), and www.costco.co.uk (United Kingdom).

Certain statements contained in this document and the pre-recorded telephone message constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255/Jeff Elliott, 425/313-8264